Exhibit 99.7 PRO FORMA VALUATION UPDATE REPORT STANDARD CONVERSION

Avidia Bancorp, Inc. | Hudson, Massachusetts HOLDING COMPANY FOR: Avidia Bank | Hudson, Massachusetts

Valuation Date: April 11, 2025

1311-A Dolley Madison Boulevard, Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

April 11, 2025

Board of Directors

Assabet Valley Bancorp

Avidia Bank

42 Main Street

Hudson, Massachusetts 01749

Members of the Board of Directors:

At your request, we have completed and hereby provide an updated independent appraisal (“Appraisal Update”) of the estimated pro forma market value of the common stock which is to be issued in connection with the Company’s mutual-to-stock conversion transaction summarized below and described more fully in the prospectus incorporated by reference. This Appraisal Update also incorporates by reference the original pro forma appraisal of the Company prepared by RP Financial, LC. (“RP Financial”), dated February 14, 2025 (“Original Appraisal”).

This Appraisal Update incorporates: (1) the Company’s financial condition through March 31, 2025, as reflected in the prospectus; (2) an updated comparison of the Company’s financial condition and operating results to the Peer Group identified in the Original Appraisal, reflecting financial results through March 31, 2025; (3) stock market conditions since the date of the Original Appraisal for existing and new issues bank stocks; and (4) the outlook impacting banks.

This Appraisal Update is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Massachusetts Commissioner of Banks (the “Commissioner”) and other state banking regulatory agencies, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On March 11, 2025, the Board of Directors of Assabet Valley Bancorp, a mutual holding company that owns all of the outstanding shares of common stock of Avidia Bank, adopted a plan of conversion whereby the MHC will convert to stock form and offer its shares publicly. As a result of the conversion, the MHC which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by Avidia Bancorp, Inc. a newly formed Maryland stock holding company (“Avidia Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For the remainder of this document, the existing consolidated entity will be referred to as Avidia Bancorp or the Company. Following the conversion, the MHC will no longer exist.

Avidia Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors and Corporators of Bank or the Company, as such terms are defined for purposes of applicable regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering,

1311-A Dolley Madison Boulevard
Suite 2A	Main: (703) 528-1700
McLean, VA 22101	Fax: (703) 528-1788
www.rpfinancial.com	mail@rpfinancial.com

Board of Directors

April 11, 2025

the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering or a firm commitment underwritten offering. A portion of the net proceeds received from the sale of common stock will be contributed to the Bank and the balance of the net proceeds will be retained by the Company. In addition, the Plan of Conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation will be funded with a contribution of 900,000 of shares of common stock plus $1.0 million of cash.

At this time, the primary activities contemplated by the Company are ownership of the Bank, a loan to the newly-formed ESOP to fund a stock purchase in the offering, and reinvestment of the net offering proceeds. In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends and/or repurchase shares of common stock, although there are no specific plans at the present time.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.	Financial Results

Table 1 presents summary balance sheet as of December 31, 2024, as reflected in the Original Appraisal, and updated financial data through March 31, 2025. The Company continued to realized modest balance sheet growth as total assets increased by $50.1 million or by 1.9% over the quarter ended March 31, 2025. Net loans receivable increased in the most recent three months by $35.4 million, or 1.6%. Other components of the assets base remained relatively unchanged. The asset growth was funded by a $67.9 million increase in deposits (3.3%) achieved during the quarter as the Company continued to focus on building the base of core deposits.

Board of Directors

April 11, 2025

Table 1

Avidia Bancorp, Inc.

Historical Balance Sheet Data

	As of or for the 12 Months Ended
	December 31, 2024		March 31, 2025
	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)
Balance Sheet
Assets	$2,656,539	100.00%	$2,706,649	100.00%
Cash and equivalents	62,444	2.35%	83,082	3.07%
Securities available for trading	N/A	N/A	N/A	N/A
Equity securities at fair value	0	0.00%	0	0.00%
Securities held to maturity	16,747	0.63%	16,747	0.62%
Securities available for sale	122,785	4.62%	111,827	4.62%
Mortgage-backed securities - AFS	143,148	5.39%	156,295	5.29%
Loans receivable (net)	2,176,459	81.93%	2,211,896	81.72%
Fixed assets	28,498	1.07%	29,020	1.07%
Goodwill	11,936	0.45%	11,936	0.44%
Other assets	94,522	3.56%	85,846	3.17%

Deposits	$2,063,212	77.67%	$2,131,068	78.73%
FHLB advances	325,000	12.23%	325,000	12.01%
Advances by Borrowers for Tax. And Ins.	3,620	0.14%	3,763	0.14%
Subordinated debt	27,679	1.04%	27,715	1.02%

Tangible stockholders’ equity	$181,891	6.85%	$174,120	6.43%

(1)	Ratios are as a percent of average assets.

Source: Audited financial statements and offering prospectus. RP Financial calculations.

Board of Directors

April 11, 2025

The most significant change with respect to the Company’s balance sheet and operations in the quarter ended March 31, 2025, was with respect to the delinquency of a large land loan which went into default after missing an interest payment. The loan balance was $25.0 million and the estimated loan-to-value ratio was 48% as the time of origination based on the completion of construction of a large life science facility. Owing to overbuilding and diminishing demand for life science facilities, the collateral property has been reappraised at $7.1 million. As a result of the reappraisal of the land, Avidia Bancorp was required to chargeoff $16.7 million of the loan balance as uncollectible in the quarter ended March 31, 2025.

Deposits increased $67.9 million to $2.1 billion during the March 31, 2025 quarter. The composition of deposits remained relatively stable as the largest segment of deposits concentrated in interest and non-interest bearing checking accounts which equaled $1.1 billion or 51% of total deposits as of March 31, 2025. The Company emphasizes attraction of core (non- CD deposits) and such core deposits comprised 82.2% of total deposits at March 31, 2025. Borrowings were unchanged during the quarter and thus continued to consist of FHLB advances and subordinated debt.

Table 2 sets forth the Company’s statement of operations for the twelve months ended December 31, 2024, as reflected in the Original Appraisal, and updated financial data through March 31, 2025. The most notable change in the Company’s earnings was a result of the $16.75 million one-time writedown of a loan secured by a life science development property in the Boston metropolitan area which resulted in Avidia Bancorp reporting a loss for the quarter ended March 31, 2025, equal to $11.6 million versus earnings of $3.5 million for the same quarter in the prior year.

As a result of the loss in the most recent quarter, Avidia Bancorp’s reported earnings declined from $11.5 million (0.44% of average assets) for the twelve months ended December 31, 2024, to a loss of $3.6 million equal to 0.14% of average assets for the twelve months ended March 31, 2025. Importantly, on a core earnings basis excluding non-operating gains and losses on a tax effected basis assuming a 25% effective tax rate, the Company’s core earnings did not change materially and equaled $12.7 million or 0.48% of average assets for the twelve months ended March 31, 2025.

The primary elements of the Company’s core earnings did not change materially over the most recent quarter. In this regard, net interest income increased to $74.9 million as the Company benefited from growth in interest income while interest expense decreased slightly. Similarly, non-interest income and expense did not change materially. Provision for credit losses excluding the $16.75 million writedown on a large development loan increased from $1.8 million in fiscal 2024 to equal $2.0 million for the twelve months ended March 31, 2025. Overall, pre-tax net operating income declined from $17.0 million for the twelve months ended December 31, 2024, to $15.5 million for the twelve months March 31, 2025.

Board of Directors

April 11, 2025

Table 2

Avidia Bancorp, Inc.

Historical Income Statement

	As of or for the 12 Months Ended
	December 31, 2024		March 31, 2025
	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)
Income Statement
Interest Income	$123,733	4.74%	$124,934	4.76%
Interest Expense	(50,473)	-1.93%	(50,050)	-1.91%

Net Interest Income	$73,260	2.81%	$74,884	2.85%
Provision for Credit Losses	(1,779)	-0.07%	(2,015)	-0.08%

Net Interest Income after Provisions	$71,481	2.74%	$72,869	2.78%
Other Income	18,656	0.71%	18,389	0.70%
Operating Expense	(73,097)	-2.80%	(75,731)	-2.89%

Net Operating Income	$17,040	0.65%	$15,527	0.59%
Non-Operating Income/Expense
Loss on the Sale of Inv, Securities	($4,237)	-0.16%	($4,237)	-0.16%
Gain/(Loss) on Equity Securities	2,600	0.10%	695	0.03%
Expense of terminating LT incent. plan	0	0.10%	(1,100)	-0.04%
One-Time Writedown on Imp. Loan	0	0.00%	(16,750)	-0.64%

Net Non-Operating Income/Expense	($1,637)	-0.06%	($21,392)	-0.82%

Income/(Loss) Before Tax	$15,403	0.59%	($5,865)	-0.22%
Income Tax Provision (Benefit)	3,919	-0.15%	(2,217)	-0.08%

Net Income (Loss)	$11,484	0.44%	($3,648)	-0.14%
Adjusted Earnings
Net Income	$11,484	0.44%	($3,648)	-0.14%
Deduct: Non-Operating Income and Expense	1,637	0.06%	21,392	0.82%
Tax Effect (2)	(409)	-0.02%	(5,073)	-0.19%

Adjusted Earnings	$12,712	0.49%	$12,671	0.48%
Expense Coverage Ratio (4)	100.2%		98.9%
Efficiency Ratio (5)	79.5%		81.2%
Effective Tax Rate Cost (Benefit)	25.4%		-37.8%
Return on Equity	6.18%		-7.84%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 25% marginal tax rate.
(3)	Reflects payment process income and expense reflected in non-interest income and expense above.
(4)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(5)	Efficiency ratio calculated as op. exp. divided by the sum of net int. inc. before prov. for loan losses plus other income (excluding net gains).

Source: Audited financial statements and offering prospectus. RP Financial calculations.

Board of Directors

April 11, 2025

As referenced earlier, non-operating income and expenses had a material impact on the Company’s earnings. In this regard, net non-operating expenses increased from $1.6 million (0.06% of average assets) during the 12 months ended December 31, 2024, to $21.4 million (0.82% of average assets) based on updated data for the twelve months ended March 31, 2025. Non-operating expenses reported for the Company for the twelve months ended March 31, 2025, included losses on the sale of investment securities ($4.2 million), expenses resulting from the termination of an incentive plan resulting from the immediate vesting of participants, payroll taxes and retirement expenses ($1.1 million expense), and a $16.75 million charge-off of a development loan for a life science project. Adjusted for the nonrecurring net non-operating expenses on an after-tax basis, the 12 month “core” net income did not change materially based on updated financial data and totaled $12.7 million for the twelve month period ended March 31, 2025.

2. Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for the Company and the Peer Group through March 31, 2025, and generally indicated no material differences from the comparative analysis in the Original Appraisal.

The Company’s updated loans/assets ratio of 81.72% continues to be slightly higher than the Peer Group ratio, while its 12.98% cash and investments/assets ratio remains lower. The Company’s interest-earning assets/assets (“IEA”) ratio of 94.70% is comparable to the Peer Group average though the offering proceeds will provide an advantage to the Company.

Deposits continue to be a higher proportion of the Company’s funding mix, while the Peer Group funds with borrowings to greater extent. As the Company has a more leveraged capital position than the Peer Group, 6.87% and 11.87% (median), respectively, its updated interest-bearing liabilities/assets (“IBL”) ratio exceeds the Peer Group. The Company’s updated IEA/IBL ratio of 103.2% continues to fall short of the Peer Group’s ratio. The additional capital realized from stock proceeds should raise the Company’s IEA/IBL ratio to a level comparable to the Peer Group average and median.

Consistent with trends noted in the Original Appraisal, balance sheet growth (or declines) over the most recent 12-month period in terms of assets, loans, deposits and borrowings was modest for both. Specifically, Avidia Bancorp’s assets increased by 3.32% versus Peer Group median growth of 1.50%. Both recorded net declines in cash and investments and increases in loans over the time period.

The average equity growth for the Peer Group was impacted by changes in the AOCL losses on the investment portfolios in addition to the payment of dividends and other capital management actions by certain of the Peer Group institutions. The Company’s equity was impact by the loss reported on a trailing 12 month basis while positive changes to accumulated other comprehensive income balance more than offset the trailing 12 month losses such that tangible equity increased slightly by 1.29% as compared to 2.04% for the Peer Group based on the median.

Board of Directors

April 11, 2025

Table 3

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2024 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equival.	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash Invests	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital
Avidia Bancorp, Inc.		MA
March 31, 2025			3.07%	9.91%	1.31%	81.72%	78.73%	12.01%	1.02%	6.87%	0.44%	6.43%	3.32%	-12.48%	4.32%	7.01%	-14.29%	1.29%	1.38%	7.96%	10.09%	11.18%

Comparable Group
Averages			6.04%	9.28%	1.92%	79.39%	75.68%	10.50%	0.14%	13.19%	0.55%	12.94%	3.64%	-1.60%	5.82%	7.59%	-16.16%	1.81%	3.07%	8.54%	9.34%	9.90%
Medians			4.81%	6.13%	2.20%	79.54%	77.41%	7.22%	0.00%	11.87%	0.00%	11.79%	1.50%	-3.21%	3.55%	6.05%	-12.74%	2.04%	2.46%	10.58%	13.14%	13.79%

Comparable Group
BVFL	BV Financial, Inc.	MD	7.73%	4.93%	2.20%	79.98%	71.45%	5.47%	0.00%	21.44%	1.67%	19.77%	3.00%	-3.44%	4.74%	2.74%	29.86%	-1.79%	-1.84%	8.63%	13.64%	14.49%
ECBK	ECB Bancorp, Inc.	MA	11.12%	6.33%	1.05%	80.14%	70.41%	16.50%	0.00%	11.87%	0.00%	11.87%	10.76%	17.35%	9.30%	15.01%	-0.57%	2.04%	2.04%	11.20%	14.57%	15.66%
HONE	HarborOne Bancorp, Inc.	MA	4.02%	5.33%	NA	84.01%	79.10%	8.98%	0.00%	9.99%	1.04%	8.96%	1.50%	-4.70%	2.35%	3.72%	-12.89%	-1.50%	-1.53%	14.44%	13.65%	13.92%
HIFS	Hingham Institution for Savings	MA	7.89%	4.06%	0.31%	86.90%	55.90%	33.58%	0.00%	9.69%	0.00%	9.69%	-0.58%	3.36%	-1.04%	6.05%	-11.58%	5.92%	5.92%	12.46%	NA	NA
KRNY	Kearny Financial Corp.	NJ	1.83%	15.65%	3.90%	74.41%	73.35%	16.28%	0.00%	9.63%	NA	NA	-2.11%	-6.36%	0.67%	6.61%	-24.48%	-12.16%	NA	15.81%	20.40%	21.47%
MGYR	Magyar Bancorp, Inc.	NJ	NA	NA	NA	79.10%	84.18%	NA	0.00%	11.07%	0.00%	11.07%	10.00%	NA	10.65%	11.17%	NA	4.82%	4.82%	12.74%	NA	NA
NECB	Northeast Community Bancorp, Inc.	NY	3.90%	1.84%	1.28%	89.98%	83.09%	0.23%	0.00%	15.87%	0.00%	15.87%	13.95%	11.29%	14.35%	19.31%	-93.18%	14.22%	14.22%	15.88%	NA	NA
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	2.96%	20.72%	3.10%	70.45%	73.04%	12.33%	1.08%	12.44%	0.72%	11.71%	1.21%	22.25%	-4.18%	6.70%	-20.47%	0.75%	0.81%	10.58%	18.54%	19.79%
PDLB	Ponce Financial Group, Inc.	NY	4.60%	16.52%	0.00%	75.57%	62.00%	20.62%	0.00%	16.63%	0.00%	16.63%	10.51%	-13.27%	20.54%	25.02%	-12.59%	2.87%	2.87%	9.34%	12.64%	13.65%
PVBC	Provident Bancorp, Inc.	MA	10.62%	1.78%	2.89%	81.94%	82.16%	3.04%	0.00%	14.50%	0.00%	14.50%	-4.62%	-21.91%	-1.18%	-1.67%	-55.52%	4.14%	4.14%	0.00%	0.00%	0.00%
SRBK	SR Bancorp, Inc.	NJ	5.02%	14.22%	3.53%	72.87%	77.41%	3.03%	0.00%	18.61%	2.57%	16.04%	-0.97%	-29.73%	11.50%	-2.28%	39.29%	0.08%	1.07%	0.00%	0.00%	0.00%
TRST	TrustCo Bank Corp NY	NY	10.29%	5.93%	0.00%	NA	86.41%	2.00%	0.00%	10.84%	0.01%	10.83%	1.14%	-2.98%	NA	0.75%	-6.38%	4.81%	4.82%	0.00%	0.00%	0.00%
WNEB	Western New England Bancorp, Inc.	MA	2.50%	14.02%	2.90%	77.29%	85.28%	3.90%	0.74%	8.89%	0.52%	8.37%	3.45%	8.99%	2.17%	5.55%	-25.34%	-0.63%	-0.50%	0.00%	0.00%	0.00%

(1)	Includes loans held for sale.

Source: S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Board of Directors

April 11, 2025

Table 4 displays comparative operating results for the Company and the Peer Group, based on earnings for the 12 months ended March 31, 2025. While the Company’s return on average assets fell slightly below the Peer Group in the Original Appraisal, the Company’s trailing 12 month losses widened the disparity. Importantly, we have given consideration to the fact that a number of expenses incurred in the most recent quarter were non-recurring in nature and the Company’s core earnings compares relatively closely to the Peer Group’s earnings. Specifically, net non-operating expenses equaled 0.82% of average assets for Avidia Bancorp as compared to income equal to 0.01% for the Peer Group.

Based on updated financial data for the Company, Avidia Bancorp reported a net loss on average assets equal to 0.14% versus average and median earnings ratios of 0.60% and 0.47%, respectively. Importantly, the Company’s core earnings excluding net non-operating items on a tax effected basis did not change materially and equaled 0.48% of average assets which fell between the range of the Peer Group average and median return on average assets measures. The similarity of core earnings is evidenced by Avidia Bancorp updated efficiency ratio which equaled 81.2% which fell between a range of 70.2% (average) and 82.1% (median) for the Peer Group. Consistent with the relationship described in the Original Appraisal, higher ratios of net interest income and non-interest income represented the principal earnings advantage for the Company, while the Peer Group maintained lower non-interest expense.

3.	Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been negative. Mixed earnings reports, January’s employment report showing lower than forecasted job growth, inflation data reigniting worries that interest rates might not come down and growing optimism for a resolution to the war in Ukraine translated into a largely trendless market for stocks through mid-February 2025, with the S&P 500 closing at a record high heading into the second half of February. Signs of a weakening economy provided for a two-day selloff in the broader stock market in the second half of February, which was followed by mixed market trends with technology shares underperforming the broader stock market. All three of the major U.S. stock indexes posted losses for the month of February. Trade tensions weighed on stocks at the start of March, as new U.S. tariffs placed on the U.S.’s top three trading partners sparked counter moves from China, Canada and Mexico. Global trade tensions sustained the stock market downturn going into mid-March, with the S&P 500 and NASDAQ sliding into correction territory amid concerns of inflation intensifying and economic growth slowing as the result of the new tariffs. The threat of a U.S. government shutdown receding, the Federal Reserve’s outlook for slower growth following its decision to hold interest rate steady, an easing of planned tariff initiatives and some solid economic data contributed to a stock market rally heading into the second half of March. A turbulent first quarter for stocks concluded with worries about tariffs and the economy sending the S&P 500 and NASDAQ to their worst quarterly performances since 2022. The S&P 500 and the NASDAQ showed respective first quarter losses of 4.6% and 10.4% during the first quarter, while the Dow Jones Industrial Average (“DJIA”) posted a first quarter decline of 1.3%.

Board of Directors

April 11, 2025

Table 4

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2024 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Avidia Bancorp, Inc.		MA
March 31, 2025			-0.14%	4.76%	1.91%	2.85%	0.08%	2.78%	0.05%	0.65%	2.89%	-0.82%	0.00%	-0.08%	4.96%	2.47%	2.49%	$10,741	37.80%

Comparable Group
Averages			0.60%	5.02%	2.36%	2.66%	0.03%	2.63%	0.03%	0.26%	2.07%	0.01%	0.00%	0.25%	5.27%	3.17%	2.15%	$15,316	29.59%
Medians			0.47%	4.70%	2.47%	2.48%	0.02%	2.45%	0.00%	0.24%	2.24%	0.01%	0.00%	0.16%	4.98%	3.17%	1.98%	$11,922	25.88%

Comparable Group
BVFL	BV Financial, Inc.	MD	1.32%	5.24%	1.29%	3.95%	-0.04%	3.99%	0.00%	0.26%	2.41%	0.02%	0.00%	0.53%	5.67%	1.80%	3.87%	$7,966	28.54%
ECBK	ECB Bancorp, Inc.	MA	0.30%	5.03%	3.16%	1.87%	0.02%	1.85%	0.01%	0.08%	1.55%	0.00%	0.00%	0.10%	5.10%	3.79%	1.31%	$20,885	25.69%
HONE	HarborOne Bancorp, Inc.	MA	0.47%	4.70%	2.52%	2.17%	0.15%	2.02%	0.22%	0.58%	2.24%	0.00%	0.00%	0.12%	4.98%	3.11%	1.87%	$10,665	20.00%
HIFS	Hingham Institution for Savings	MA	0.65%	4.50%	3.48%	1.02%	0.01%	1.01%	0.00%	0.03%	0.67%	0.47%	0.00%	0.19%	4.57%	4.09%	0.48%	$50,657	22.80%
KRNY	Kearny Financial Corp.	NJ	-0.91%	4.27%	2.55%	1.72%	0.05%	1.67%	0.00%	0.24%	2.78%	0.01%	0.00%	0.04%	4.57%	3.08%	1.49%	$14,693	NM
MGYR	Magyar Bancorp, Inc.	NJ	0.86%	5.24%	2.28%	2.96%	0.00%	2.95%	0.07%	0.20%	2.04%	0.00%	0.00%	0.36%	5.50%	3.22%	2.28%	$10,078	29.41%
NECB	Northeast Community Bancorp, Inc.	NY	2.50%	8.36%	2.99%	5.37%	0.00%	5.37%	0.00%	0.15%	2.04%	-0.01%	0.00%	0.99%	8.75%	4.31%	4.44%	$14,044	28.43%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	0.52%	4.15%	2.15%	2.00%	0.07%	1.92%	0.00%	0.23%	1.50%	0.06%	0.00%	0.18%	4.36%	2.77%	1.59%	$15,201	26.06%
PDLB	Ponce Financial Group, Inc.	NY	0.37%	5.53%	2.93%	2.60%	0.05%	2.55%	NA	NA	2.27%	0.01%	0.00%	0.16%	5.75%	3.93%	1.82%	$13,179	30.05%
PVBC	Provident Bancorp, Inc.	MA	0.46%	5.67%	2.47%	3.20%	0.06%	3.15%	0.00%	0.37%	2.92%	0.00%	0.00%	0.13%	6.05%	3.59%	2.46%	$9,313	22.49%
SRBK	SR Bancorp, Inc.	NJ	0.04%	4.37%	1.43%	2.95%	-0.01%	2.96%	NA	NA	2.55%	-0.47%	0.00%	0.12%	4.68%	NA	NA	—	75.81%
TRST	TrustCo Bank Corp NY	NY	0.80%	3.98%	1.49%	2.48%	0.03%	2.45%	0.00%	0.30%	1.73%	0.02%	0.00%	0.25%	4.07%	1.92%	2.15%	$8,312	23.75%
WNEB	Western New England Bancorp, Inc.	MA	0.45%	4.23%	1.93%	2.30%	-0.03%	2.34%	0.01%	0.44%	2.25%	0.05%	0.00%	0.13%	4.52%	2.43%	2.09%	$8,793	22.00%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source: S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Board of Directors

April 11, 2025

U.S. stocks plunged at the start of the second quarter of 2025, as the new tariffs unveiled by President Trump were more severe than expected and, in turn, ignited an escalating trade war with China. On April 9th, major U.S. stock indexes staged a historic rally after President Trump paused steep tariffs on most countries and signaled a willingness to negotiate on trade. Following the one-day rally, volatility prevailed in the broader stock market amid fresh uncertainty over U.S. trade policy and how the U.S. economy would be impacted.

On April 11, 2025, the DJIA closed at 40212.71 or 9.73% lower since the date of the Original Appraisal and the NASDAQ closed at 16724.46 or 16.49% lower since the date of the Original Appraisal.

Consistent with the broader stock market, the market for financial shares has generally declined since the date of the Original Appraisal. Recession fears and worries about a trade war were noteworthy factors that contributed to a month’s long slide in bank stocks that extended into mid-March 2025. News of the U.S. government avoiding a shutdown, the Federal Reserve holding interest rates steady and some favorable economic data served as catalysts for Bank shares following the broader stock market higher heading into the final two weeks of the first quarter. Worsening consumer sentiment, hotter-than-expected inflation and President Trump’s tariff announcements were factors that contributed to bank shares trading lower to close out the first quarter. For the first quarter overall, the S&P U.S. BMI Banks was down 2.07%.

Concerns that President Trump’s new tariff plan would result in an economic slowdown served as the basis for bank shares selling off at the beginning of the second quarter of 2025, with the large banks experiencing more significant declines. Bank shares participated in the broader stock market rally on April 9th and then gave back some of those gains heading into mid-April at the start of the second quarter earnings season.

On April 11 2025, the S&P BMI Banks Index closed at 178.7, a decrease of 20.04% since February 14, 2025, the date of the Original Appraisal which is similar to the reduction in the KBW Regional Bank Index of 22.15%. Since the date of the Original Appraisal, the updated pricing measures for the Peer Group (see Table 5) generally have shown similar reductions in comparison to all publicly traded savings institutions but the price depreciation has been less than the major bank indices (i.e., the KBW Regional Bank Index and the S&P BMI Bank Index indicating that the smaller cap stocks such as the Peer Group companies generally performed better than the large cap issues since the date of the Original Appraisal. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of February 14, 2025 and April 11, 2025.

The updated pricing information indicates that the average and median P/TB ratios are down by 12% to 15% based on the median and average respectively. The depreciation in the Peer Group’s prices was generally consistent with the change in the market for all publicly traded savings institutions.

Board of Directors

April 11, 2025

Table 5

Average and Median Pricing Characteristics

Change Between February 14, 2025 and April 11, 2025

	Average Pricing
	At February 14 2025		At April 11, 2025		% Change
Peer Group
Price/Earnings (x)	18.72	x	16.15	x	-13.7%
Price/Core Earnings (x)	18.80	x	17.63	x	-6.2%
Price/Book (%)	89.43%		76.35%		-14.6%
Price/Tangible Book (%)	93.08%		79.46%		-14.6%
Price/Assets (%)	10.71%		9.22%		-13.9%
Market Capitalization ($Mil)	$321.91		$268.28		-16.7%

All Publicly Traded Savings Institutions
Price/Earnings (x)	15.23	x	14.44	x	-13.7%
Price/Core Earnings (x)	16.30	x	16.12	x	-6.2%
Price/Book (%)	87.02%		77.98%		-14.6%
Price/Tangible Book (%)	93.12%		83.03%		-14.6%
Price/Assets (%)	11.10%		10.25%		-13.9%
Market Capitalization ($Mil)	$596.10		$496.57		-16.7%

Board of Directors

April 11, 2025

Table 5 (continued)

	Median Pricing
	At February 14 2025		At April 11, 2025		% Change
Peer Group
Price/Earnings (x)	17.07	x	13.73	x	-19.6%
Price/Core Earnings (x)	17.99	x	14.76	x	-18.0%
Price/Book (%)	84.71%		77.50%		-8.5%
Price/Tangible Book (%)	89.95%		79.49%		-11.6%
Price/Assets (%)	9.96%		8.80%		-11.6%
Market Capitalization ($Mil)	$277.93		$242.15		-12.9%

All Publicly Traded Savings Institutions
Price/Earnings (x)	15.20	x	13.11	x	-13.7%
Price/Core Earnings (x)	15.67	x	14.03	x	-6.2%
Price/Book (%)	82.93%		75.98%		-14.6%
Price/Tangible Book (%)	84.60%		79.49%		-14.6%
Price/Assets (%)	9.97%		8.80%		-13.9%
Market Capitalization ($Mil)	$198.83		$160.94		-16.7%

KBW Regional Bank Index	125.825		97.9517		-22.15%
S&P US BMI Banks	223.5054		178.7092		-20.04%

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 6, five standard conversion offerings have been completed during the past twelve months while one second step offering is scheduled to close on April 22, 2025. The average closing pro forma price/tangible book ratio of the five standard conversion offerings equaled 47.7%. Marathon Bancorp (Wisconsin) has announced the results of its second step offering which is scheduled to close as of April 22, 2025. The announced results reflect gross proceeds raised of $16.9 million at a pro forma price/tangible book ratio of 65.3%.

Board of Directors

April 11, 2025

Table 6

Pricing Characteristics and After-Market Trends

Conversions Completed Twelve Months Ended April 11, 2025

Institutional Information			Pre-Conversion Data				Offering Information				Insider Purchases				Initial Div. Yield	Pro Forma Data						IPO Price	Post-IPO Pricing Trends
			Financial Info.		Asset Quality						% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Excluding Foundation				Benefit Plans			Mgmt.& Dirs.		P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE		First Trading Day	% Chg	Thru 4/11/25	% Chg
							Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)
Standard Conversions
Magnolia Bancorp, Inc., LA*	1/15/25	MGNO- OTCQB	$35	39.76%	0.11%	NM	$8.3	100%	115%	16.4%	8.0%	4.0%	10.0%	6.4%	0.00%	41.8%	NM	20.3%	0.0%	48.5%	-0.1%	$10.00	$11.12	11.2%	$11.00	10.0%
Monroe Federal Bancorp, Inc., OH	10/24/24	MFBI- OTCQB	$147	5.65%	0.02%	3054%	$5.3	100%	88%	26.6%	7.0%	3.0%	10.0%	27.1%	0.00%	45.1%	NM	3.5%	0.0%	7.7%	-0.4%	$10.00	$11.35	13.5%	$15.20	52.0%
FB Bancorp, Inc. , LA	10/23/24	FBLA- NASDAQ	$1,172	13.29%	1.07%	59%	$198.4	100%	132%	1.8%	8.0%	4.0%	10.0%	2.2%	0.00%	60.0%	33.0x	14.7%	0.4%	24.6%	1.8%	$10.00	$11.86	18.6%	$10.18	1.8%
EWSB Bancorp, Inc., WI	9/26/24	EWSB- OTCQB	$267	4.21%	0.04%	628%	$7.5	100%	86%	23.5%	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM	2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.08	0.8%
Fifth District Bancorp, Inc., LA*	8/1/24	FDSB- NASDAQ	$485	15.86%	0.16%	359%	$54.6	100%	91%	4.4%	8.0%	4.0%	10.0%	5.2%	0.00%	45.4%	110.6x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$11.61	16.1%

Averages - Standard Conversions:			$421	15.75%	0.28%	1025%	$54.8	100%	102%	14.5%	7.6%	3.6%	10.0%	11.3%	0.00%	47.7%	71.8x	10.4%	0.1%	22.0%	0.4%	$10.00	$11.02	10.2%	$11.61	16.1%
Medians - Standard Conversions:			$267	13.29%	0.11%	493%	$8.3	100%	91%	16.4%	8.0%	4.0%	10.0%	6.4%	0.00%	45.4%	71.8x	10.5%	0.1%	23.1%	0.2%	$10.00	$11.12	11.2%	$11.00	10.0%

Second Step Conversions
Marathon Bancorp, Inc., WI*	4/22/25	MBBC- NASDAQ	$218	14.58%	0.66%	124%	$16.9	58%	103%	9.5%	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	43.5x	12.7%	0.3%	19.5%	1.5%	$10.00	N/A	N/A	N/A	N/A

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

April 11, 2025

Board of Directors

April 11, 2025

In this Appraisal Update, we made the following adjustments to the Company’s pro forma value based upon our comparative analysis to the Peer Group:

Table 7

Avidia Bancorp, Inc.

Updated Appraisal Valuation Adjustments

Key Valuation Parameters	Updated Valuation Adjustments
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

An analysis of the Company’s updated financial condition to the Peer Group remained comparable to the discussion as contained in the Original Appraisal. While the Company realized a delinquency of the life science development loan in its loan portfolio, the ratio of NPAs/Assets increased relatively modestly and management has indicated that the loan default is unique and not indicative of a trend in the loan portfolio as a whole. Similarly, excluded net non-operating income and expenses on a tax effected basis, the Company’s core earnings were unchanged in relation to the Peer Group. Thus, we determined that a slight upward adjustment remained appropriate for financial condition and no adjustment was appropriate for profitability, growth and viability of earnings. We further concluded that no adjustment for liquidity remained appropriate.

The general market for thrift stocks has decreased since the date of the Original Appraisal with the S&P U.S. BMI Banks Index and all publicly traded savings institutions realizing reductions in the range of 15% to 20%. The one valuation parameter which changes was the marketing of the issue, which was changed from a slight downward adjustment in the Original Appraisal to a moderate downward adjustment in this Appraisal Update. In this regard, the sudden nature of the significant decline in the span of two months since the preparation of the Original Appraisal and the potential impact that it may have on investor’s willingness to invest in an initial public offering by a converting financial institution were the primary considerations in changing the qualitative adjustment for the marketing of the issue valuation parameter.

Overall, taking into account the foregoing factors, we believe that a decrease is warranted to the estimated pro forma valuation range set forth in the Original Appraisal.

Board of Directors

April 11, 2025

Valuation Approaches

In applying the accepted valuation methodology promulgated by the federal and state banking agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis to incorporate the impact of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of March 31, 2025 for the Company. In addition, RP Financial has incorporated the impact of the change to charitable foundation. The Original Appraisal incorporated an assumption that the shares contributed to the Foundation would equal 1,050,000 which has been reduced to 900,000 shares in this Appraisal Update.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the foregoing, we have concluded that a decrease in Avidia Bancorp’s value is appropriate. Therefore, as of April 11, 2025, the pro forma market value of Avidia Bancorp’s conversion stock, including the shares sold in the offering and issued to the Foundation, equaled $154,000,000 at the midpoint, equal to 15,400,000 shares offered at a per share value of $10.00. The updated valuation represents a 14.7% reduction in value relative to the $180,500,000 midpoint valuation conclusion reached in our Original Appraisal. The 14.7% reduction in the Company’s pro forma pricing ratios considers the trends in the broader market indices, the market for financial institution stocks generally and the change in the Peer Group’s pricing ratios in particular. In arriving at the updated valuation conclusion, RP Financial considered recent market volatility, particularly as it may adversely impact the new issue market. This factor was an important consideration in arriving at value since the market for new issues, especially for a relatively large offering, remains relatively untested.

1.  P/E Approach. The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. For the twelve months ended March 31, 2025, the Company recorded a net loss equal to $3.6 million while core earnings which

Board of Directors

April 11, 2025

excludes net non-operating expenses on a tax effected basis equaled $12.7 million. In view of the losses on a reported basis which renders the P/E approach to valuation not meaningful, we have focused on core earnings in the application of the P/E approach.

Based on Avidia Bancorp’s core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s core P/E multiple at the $154.0 million updated midpoint valuation equaled 11.24 times. The Company’s updated core P/E multiples provided for a discount equal to 36.3% relative to the Peer Group average and 23.9% relative to the Peer Group median. By comparison, the Company’s midpoint core P/E multiple reflected a discount of 31.2% and 28.1% relative to the Peer Group average and median core P/E multiples in the Original Appraisal. The Company’s pro forma P/E multiples based on core earnings at the minimum and the supermaximum equaled 9.80 times and 14.19 times respectively, reflecting discounts of 44.4% relative to the Peer Group average at the minimum of the updated offering range and a discount of 19.5% at the supermaximum of the updated offering range.

2.   P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long-term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $154.0 million updated valuation conclusion at the midpoint, the Company’s P/B and P/TB ratios equaled 49.86% and 51.87%, respectively. In comparison to the average and median P/TB ratios indicated for the Peer Group of 79.46% and 79.49%, respectively, the Company’s updated ratios indicated discounts of 34.7% relative to the Peer Group average and 34.8% relative to the Peer Group median. The discounts at the midpoint of the offering range are slightly lower than the discounts 40.6% relative to the Peer Group average P/TB ratio and 38.5% relative to the Peer Group median ratio as indicated in the Original Appraisal. At the top of the supermaximum, the Company’s P/TB ratios equaled 59.49% which is discounted to the Peer Group average ratio by 25.1%.

3.   P/A Approach. P/A ratios are generally not a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings — which have received greater weight in our valuation analysis. At the $154.0 million updated midpoint value, the Company’s pro forma P/A ratio equaled 5.44%. In comparison to the Peer Group’s average P/A ratio of 9.22%, the Company’s P/A ratio indicated a discount of 41% (versus a discount of 39.8% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 8.80%, the Company’s P/A ratio at the $154.0 million updated midpoint valuation was 5.44% which was discounted by 38.2% (versus a discount of 35.3% at the midpoint valuation in the Original Appraisal).

Valuation Conclusion

It is our opinion that, as of April 11, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 900,000 shares to be issued to the Foundation, equaled $154,000,000 at the midpoint, reflecting 15,400,000 shares offered at the Board of Directors determined price of $10.00 per share. Pursuant to conversion guidelines, the 15% valuation range based on the midpoint, including the 900,000 shares issued to the Foundation, indicates a minimum market value of $132,250,000 and a maximum market value of $175,750,000. At the $10.00 share price, total shares range from 13,225,000 at the minimum to 17,575,000 at the maximum. If the appraised value is subject to an increase, the

Board of Directors

April 11, 2025

aggregate pro forma market value may be increased up to a super maximum value of $200,762,500 at $10.00 per share, without resolicitation. Based on this market value range, the offering range (that is, excluding the 900,000 Foundation shares) is: $123,250,000 at the minimum, $154,000,000 at the midpoint, $175,750,000 at the maximum, and $200,762,500 at the super maximum. At the $10.00 share price, the number of offering shares is 12,325,000 at the minimum, 14,500,000 at the midpoint, 16,675,000 at the maximum, and 19,176,250 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 8 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted, RP® FINANCIAL, LC.

William E. Pommerening Managing Director

James P. Hennessey Director

Board of Directors

April 11, 2025

Table 8

Public Market Pricing Versus Peer Group

As of April 11, 2025

			Market		Per Share Data
			Capitalization		Core 12 Month EPS(2)	Book Value/ Share						Dividends(4)			Financial Characteristics(6)
			Price/ Share(1)	Market Value			Pricing Ratios(3)					Amount/ Share		Payout Ratio	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported (5)		Core (5)		Offering Amount
							P/E	P/B	P/A	P/TB	P/Core		Yield						ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Avidia Bancorp, Inc.
Supermaximum			$10.00	$200.76	($0.11)	$16.81	NM	57.45%	7.00%	59.49%	14.19x	$0.00	0.00%	0.00%	$2,870	12.18%	11.76%	0.41%	-0.08%	-0.62%	0.49%	4.05%	$191.76
Maximum			$10.00	$175.75	($0.14)	$17.97	NM	53.62%	6.17%	55.65%	12.64x	$0.00	0.00%	0.00%	$2,848	11.51%	11.09%	0.42%	-0.08%	-0.74%	0.49%	4.24%	$166.75
Midpoint			$10.00	$154.00	($0.17)	$19.28	NM	49.86%	5.44%	51.87%	11.24x	$0.00	0.00%	0.00%	$2,829	10.92%	10.49%	0.42%	-0.09%	-0.85%	0.48%	4.44%	$145.00
Minimum			$10.00	$132.25	($0.21)	$21.03	NM	45.60%	4.71%	47.55%	9.80x	$0.00	0.00%	0.00%	$2,811	10.32%	9.89%	0.42%	-0.10%	-0.97%	0.48%	4.65%	$123.25

All Fully-Converted, Publicly-Traded Savings Institutions
Averages			$21.47	$496.57	$1.11	$24.21	14.44	77.98%	10.25%	83.03%	16.12	$0.35	1.97%	60.35%	$6,428	13.76%	12.65%	0.54%	0.34%	2.50%	0.48%	3.41%
Medians			$11.94	$160.94	$0.64	$18.36	13.11	75.98%	8.80%	79.49%	14.03	$0.16	1.14%	50.00%	$1,593	11.75%	10.83%	0.29%	0.45%	4.01%	0.46%	3.93%

Valuation Peer Group
Averages			$28.98	$268.28	$1.52	$31.66	16.15	76.35%	9.22%	79.46%	17.63	$0.53	2.72%	45.80%	$3,355	13.19%	12.65%	0.40%	0.60%	4.30%	0.69%	5.00%
Medians			$11.94	$242.15	$0.66	$17.23	13.73	77.50%	8.80%	79.49%	14.76	$0.28	1.75%	50.00%	$2,653	11.87%	11.80%	0.29%	0.47%	4.71%	0.48%	3.93%

Valuation Peer Group
BVFL	BV Financial, Inc.	MD	$13.90	$145.38	$1.10	$18.36	12.75x	75.69%	15.94%	82.09%	12.60x	$0.13	0.94%	NA	$912	21.44%	20.10%	0.46%	1.32%	5.77%	1.33%	5.84%
ECBK	ECB Bancorp, Inc.	MA	$14.75	$133.90	$0.48	$18.50	30.73x	79.73%	9.44%	79.73%	30.73x	$0.00	0.00%	NA	$1,418	11.87%	11.87%	0.14%	0.30%	2.39%	0.30%	2.39%
HONE	HarborOne Bancorp, Inc.	MA	$9.06	$394.09	$0.67	$13.15	13.73x	68.89%	6.85%	76.89%	13.47x	$0.36	3.97%	50.00%	$5,753	9.99%	9.05%	0.51%	0.47%	4.71%	0.48%	4.80%
HIFS	Hingham Institution for Savings	MA	$220.20	$480.09	$7.30	$200.69	17.02x	109.72%	10.61%	109.72%	30.15x	$2.52	1.14%	14.61%	$4,523	9.67%	9.67%	0.00%	0.65%	6.64%	0.37%	3.75%
KRNY	Kearny Financial Corp.	NJ	$5.66	$353.88	$0.10	$11.53	NM	49.07%	4.58%	58.06%	NM	$0.44	7.77%	NA	$7,731	9.63%	8.27%	0.49%	-0.91%	-9.05%	0.08%	0.84%
MGYR	Magyar Bancorp, Inc.	NJ	$13.70	$88.77	$1.34	$17.23	10.38x	79.49%	8.80%	79.49%	10.25x	$0.24	1.75%	18.94%	$1,008	11.07%	11.07%	0.29%	0.86%	7.57%	0.87%	7.67%
NECB	Northeast Community Bancorp, Inc.	NY	$20.74	$242.15	$3.53	$22.71	5.89x	91.32%	12.05%	91.32%	5.88x	$0.80	3.86%	21.31%	$2,010	15.84%	15.84%	0.25%	2.46%	15.59%	2.46%	15.62%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$9.59	$413.49	$0.66	$16.43	13.32x	58.39%	7.30%	62.00%	14.59x	$0.52	5.42%	72.22%	$5,666	12.44%	11.80%	0.25%	0.52%	4.30%	0.48%	3.93%
PDLB	Ponce Financial Group, Inc.	NY	$11.16	$267.46	$0.45	$11.71	24.26x	95.33%	8.80%	95.33%	24.64x	$0.00	0.00%	NA	$3,040	16.63%	16.63%	0.91%	0.37%	2.20%	0.37%	2.16%
PVBC	Provident Bancorp, Inc.	MA	$10.69	$179.32	$0.43	$12.99	24.86x	82.29%	11.26%	82.29%	24.86x	$0.00	0.00%	NA	$1,593	14.50%	14.50%	1.31%	0.46%	3.21%	0.46%	3.21%
SRBK	SR Bancorp, Inc.	NJ	$11.94	$103.96	$0.64	$21.41	NM	55.78%	9.77%	64.72%	18.53x	$0.20	1.68%	83.33%	$1,065	18.61%	16.46%	0.00%	0.04%	0.21%	0.53%	2.85%
TRST	TrustCo Bank Corp NY	NY	$27.56	$524.18	$2.51	$35.56	10.72x	77.50%	8.40%	77.57%	10.97x	$1.44	5.22%	56.03%	$6,239	10.84%	10.83%	0.34%	0.80%	7.43%	0.78%	7.27%
WNEB	Western New England Bancorp, Inc.	MA	$7.84	$160.94	$0.53	$11.30	14.00x	69.38%	6.07%	73.73%	14.93x	$0.28	3.57%	50.00%	$2,653	8.89%	8.41%	0.20%	0.45%	4.93%	0.42%	4.62%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2024, footnote reflects data as of September 30, 2024, or most recent date

Source: S&P Capital IQ and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description
1	Stock Prices: As of April 11, 2025
2	Pro Forma Analysis Sheet
3	Pro Forma Effect of Conversion Proceeds
4	Firm Qualifications Statement

EXHIBIT 1

Stock Prices

As of April 11, 2025

Exhibit I-B

Weekly Bank and Thrift Market Line - Part Two

Prices As of April 11, 2025

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/ Assets	Tg. Equity/ Assets	Reported Earnings		Core Earnings		NPAs/ Assets	Rsvs/ NPLs	Price/ Earnings	Price/ Book	Price/ Assets	Price/ Tang Book	Price/Core Earnings	Div/ Share	Dividend Yield	Payout Ratio (7)
				ROA(5)	ROE(5)	ROA(5)	ROE(5)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (39)
	Average	13.76	12.65	0.34	2.50	0.48	3.41	0.54	199.93	14.44	77.98	10.10	83.03	16.12	0.35	1.94	60.35
	Median	11.75	10.83	0.45	4.01	0.46	3.93	0.29	177.85	13.11	75.98	9.46	79.49	14.03	0.16	1.14	50.00

Financial Institutions, Fully Converted, Not Under Acquisition (39)
AFBI	Affinity Bancshares, Inc.	14.90	13.07	0.62	4.33	0.79	5.51	0.55	177.85	21.08	86.87	12.94	101.11	16.56	0.00	0.00	180.72
BYFC	Broadway Financial Corporation	21.89	20.20	0.14	0.69	0.21	1.03	0.02	NM	NM	41.90	4.91	52.67	NM	0.00	0.00	NM
BVFL	BV Financial, Inc.	21.44	20.10	1.32	5.77	1.33	5.84	0.46	212.52	12.75	75.69	16.23	82.09	12.60	0.13	0.00	NM
CARV	Carver Bancorp, Inc.	4.44	4.44	-1.33	-24.43	-1.33	-24.43	3.14	26.55	NM	68.95	1.03	68.95	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	28.99	28.99	-1.10	-3.79	0.53	1.83	0.64	160.94	NM	59.42	17.22	59.42	29.55	0.00	0.00	NM
CPBI	Central Plains Bancshares, Inc.	16.78	0.00	0.79	5.72	0.79	5.72	0.00	156.69	0.00	72.57	12.18	0.00	0.00	0.00	0.00	0.00
ECBK	ECB Bancorp, Inc.	11.87	11.87	0.30	2.39	0.30	2.39	0.14	453.96	30.73	79.73	9.46	79.73	30.73	0.00	0.00	NM
FBLA	FB Bancorp, Inc.	26.72	26.72	-0.53	-3.27	-0.16	-0.98	1.11	48.07	NM	61.90	16.54	61.90	NM	0.00	0.00	NM
FDSB	Fifth District Bancorp, Inc.	23.85	23.85	-0.21	-0.98	0.16	0.75	0.21	158.05	NM	51.32	12.24	51.32	NM	0.00	0.00	NM
FSEA	First Seacoast Bancorp, Inc.	10.68	10.65	-0.09	-0.79	-0.43	-3.84	0.00	NM	NM	85.22	9.11	85.52	NM	0.00	0.00	NM
FSBW	FS Bancorp, Inc.	9.76	9.25	1.18	12.39	1.49	15.59	0.45	234.32	8.53	98.44	9.61	104.56	6.75	1.12	3.01	24.77
HFBL	Home Federal Bancorp, Inc. of Louisiana	8.87	8.26	0.52	6.38	0.56	6.81	0.30	263.83	12.20	77.25	6.86	83.52	11.44	0.52	3.91	47.25
IROQ	IF Bancorp, Inc.	8.58	8.58	0.33	4.01	0.34	4.08	0.02	NM	25.37	104.11	8.93	104.11	24.89	0.40	1.70	43.01
NECB	Northeast Community Bancorp, Inc.	15.84	15.84	2.46	15.59	2.46	15.62	0.25	NM	5.89	91.32	14.47	91.32	5.88	0.80	3.86	21.31
NSTS	NSTS Bancorp, Inc.	27.45	27.45	-0.30	-1.02	-0.32	-1.10	0.00	NM	NM	77.20	21.19	77.20	NM	0.00	0.00	NM
PBBK	PB Bankshares, Inc.	10.78	10.78	0.40	3.75	0.31	2.93	0.25	388.24	20.26	80.77	8.71	80.77	25.87	0.00	0.00	NM
PVBC	Provident Bancorp, Inc.	14.50	14.50	0.46	3.21	0.46	3.21	1.31	100.96	24.86	82.29	11.94	82.29	24.86	0.00	0.00	NM
SRBK	SR Bancorp, Inc.	18.61	16.46	0.04	0.21	0.53	2.85	0.00	NM	NM	55.78	10.38	64.72	18.53	0.20	1.68	83.33
TCBS	Texas Community Bancshares, Inc.	11.75	11.72	-0.29	-3.08	0.49	5.14	0.62	151.62	NM	94.82	11.14	95.06	21.76	0.16	1.00	NM
FNWB	First Northwest Bancorp	6.89	6.85	-0.30	-4.09	-0.51	-6.91	1.37	67.01	NM	59.08	4.07	59.50	NM	0.28	2.88	NM
HIFS	Hingham Institution for Savings	9.67	9.67	0.65	6.64	0.37	3.75	0.00	0.00	17.02	109.72	10.61	109.72	30.15	2.52	1.14	14.61
MGYR	Magyar Bancorp, Inc.	11.07	11.07	0.86	7.57	0.87	7.67	0.29	NM	10.38	79.49	8.80	79.49	10.25	0.24	1.75	18.94
PDLB	Ponce Financial Group, Inc.	16.63	16.63	0.37	2.20	0.37	2.16	0.91	81.23	24.26	95.33	9.50	95.33	24.64	0.00	0.00	NM
TSBK	Timberland Bancorp, Inc.	13.05	12.34	1.30	10.29	1.31	10.36	0.16	632.56	9.39	92.67	12.09	98.83	9.33	1.00	3.44	31.72
BLFY	Blue Foundry Bancorp	16.12	16.11	-0.58	-3.45	-0.58	-3.45	0.25	254.02	NM	58.04	9.36	58.08	NM	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	10.77	10.67	0.53	4.94	0.54	4.99	0.12	220.02	12.90	65.03	7.00	65.72	12.76	0.34	6.76	87.18
HONE	HarborOne Bancorp, Inc.	9.99	9.05	0.47	4.71	0.48	4.80	0.51	190.41	13.73	68.89	6.89	76.89	13.47	0.36	3.97	50.00
KRNY	Kearny Financial Corp.	9.63	8.27	-0.91	-9.05	0.08	0.84	0.49	117.93	NM	49.07	4.73	58.06	NM	0.44	7.77	NM
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	12.44	11.80	0.52	4.30	0.48	3.93	0.25	246.66	13.32	58.39	7.26	62.00	14.59	0.52	5.42	72.22
PROV	Provident Financial Holdings, Inc.	10.25	10.25	0.50	4.74	0.45	4.35	0.20	274.94	15.38	72.98	7.48	72.98	16.75	0.56	4.00	61.54
RVSB	Riverview Bancorp, Inc.	10.49	8.84	0.05	0.50	0.30	2.86	0.01	NM	NM	75.98	7.97	91.80	26.30	0.08	1.41	200.00
TFIN	Triumph Financial, Inc.	14.98	11.12	0.28	1.81	0.44	2.87	1.52	45.23	NM	135.50	19.41	195.02	NM	0.00	0.00	NM
TRST	TrustCo Bank Corp NY	10.84	10.83	0.80	7.43	0.78	7.27	0.34	267.28	10.72	77.50	8.40	77.57	10.97	1.44	5.22	56.03
WSBF	Waterstone Financial, Inc.	15.35	15.32	0.84	5.48	0.83	5.42	0.28	322.10	11.74	67.65	10.38	67.78	11.88	0.60	5.06	59.41
WNEB	Western New England Bancorp, Inc.	8.89	8.41	0.45	4.93	0.42	4.62	0.20	362.93	14.00	69.38	6.17	73.73	14.93	0.28	3.57	50.00
WSFS	WSFS Financial Corporation	12.39	8.05	1.27	10.43	1.33	10.93	0.61	159.83	10.41	103.96	12.93	167.55	9.90	0.60	1.31	13.61
AX	Axos Financial, Inc.	10.64	10.12	1.86	18.84	1.93	19.49	1.06	107.58	7.69	129.59	13.78	137.07	7.44	0.00	0.00	NM
FLG	Flagstar Financial, Inc.	8.15	7.70	-0.97	-12.81	-0.76	-10.12	2.62	45.93	NM	53.82	4.14	57.48	NM	0.04	0.39	NM
PFS	Provident Financial Services, Inc.	10.82	7.67	0.57	5.07	0.91	8.15	0.34	268.43	13.99	73.69	7.97	107.50	8.70	0.96	6.47	91.43

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.
(9)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Exhibit I-A

Weekly Thrift Market Line - Part One

Prices As of April 11, 2025

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/ Share(1)	Shares Outstanding	Market Capitalization	52 Week (1)			% Change From			LTM EPS (3)	LTM Core EPS (3)	BV/ Share	TBV/ Share (4)	Assets/ Share
					High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institutions, Fully Converted, Not Under Acquisition (39)
	Average	21.47	32,287	496.1	29.43	17.26	21.47	-1.60	13.56	-9.79	1.04	1.11	24.21	22.18	216.95
	Median	11.94	9,120	160.9	14.50	10.16	11.94	-1.28	13.27	-9.47	0.54	0.64	18.36	16.93	138.26
Financial Institutions, Fully Converted, Not Under Acquisition (39)
AFBI	Affinity Bancshares, Inc.	17.50	6,387	111.8	22.50	16.12	17.50	-0.11	6.71	0.00	0.83	1.06	20.14	17.31	135.71
BYFC	Broadway Financial Corporation	6.21	9,120	37.4	9.46	4.41	6.21	7.07	23.83	-9.34	0.04	0.15	14.82	11.79	142.95
BVFL	BV Financial, Inc.	13.90	11,376	145.4	18.19	10.16	13.90	-0.14	36.81	-19.28	1.09	1.10	18.36	16.93	80.15
CARV	Carver Bancorp, Inc.	1.38	5,262	7.3	2.39	1.26	1.38	-0.36	2.22	-25.00	-1.91	-1.91	2.00	2.00	138.26
CLST	Catalyst Bancorp, Inc.	11.14	4,207	46.9	12.10	10.67	11.14	-0.27	-5.43	-5.35	-0.78	0.38	18.75	18.75	65.78
CPBI	Central Plains Bancshares, Inc.	14.14	4,242	60.0	15.50	9.96	14.14	-1.12	40.35	-5.48	0.00	0.00	19.48	0.00	114.16
ECBK	ECB Bancorp, Inc.	14.75	9,057	133.9	15.75	11.39	14.75	-1.67	14.61	-0.61	0.48	0.48	18.50	18.50	156.58
FBLA	FB Bancorp, Inc.	10.18	18,314	186.4	12.74	9.81	10.18	-2.40	-14.17	-14.60	-1.74	-0.52	16.45	16.45	66.67
FDSB	Fifth District Bancorp, Inc.	11.61	5,559	64.5	14.50	9.85	11.61	-1.19	13.27	-8.00	-0.21	0.16	22.62	22.62	94.85
FSEA	First Seacoast Bancorp, Inc.	11.05	4,432	49.0	11.69	8.30	11.05	2.22	26.29	10.06	-0.12	-0.58	12.97	12.92	131.03
FSBW	FS Bancorp, Inc.	37.17	7,660	284.7	49.15	30.64	37.17	2.48	14.40	-9.47	4.36	5.51	37.76	35.55	395.47
HFBL	Home Federal Bancorp, Inc. of Louisiana	13.30	3,041	40.3	14.08	10.60	13.30	1.57	9.02	5.98	1.09	1.16	17.22	15.93	199.88
IROQ	IF Bancorp, Inc.	23.59	3,226	76.1	25.76	14.85	23.59	-3.71	44.64	1.24	0.93	0.95	22.66	22.66	274.34
NECB	Northeast Community Bancorp, Inc.	20.74	12,712	242.2	31.72	14.87	20.74	-1.85	37.44	-15.21	3.52	3.53	22.71	22.71	158.09
NSTS	NSTS Bancorp, Inc.	11.25	4,888	110.1	13.32	9.37	11.25	0.63	17.66	-4.67	-0.16	-0.17	14.57	14.57	57.02
PBBK	PB Bankshares, Inc.	15.40	2,374	36.6	17.75	11.90	15.40	-1.28	22.81	0.79	0.76	0.60	19.07	19.07	190.08
PVBC	Provident Bancorp, Inc.	10.69	16,774	179.3	12.96	7.36	10.69	-3.35	33.04	-6.23	0.43	0.43	12.99	12.99	94.98
SRBK	SR Bancorp, Inc.	11.94	8,707	104.0	12.76	8.94	11.94	3.11	27.97	0.25	0.06	0.64	21.41	18.45	122.26
TCBS	Texas Community Bancshares, Inc.	16.00	3,167	45.5	17.50	13.51	16.00	0.31	12.28	4.92	-0.44	0.74	16.87	16.83	140.04
FNWB	First Northwest Bancorp	9.72	8,732	84.9	13.17	8.91	9.72	-9.50	-19.07	-4.71	-0.75	-1.27	16.45	16.34	255.62
HIFS	Hingham Institution for Savings	220.20	2,180	480.1	300.00	162.84	220.20	-0.08	34.21	-13.35	12.94	7.30	200.69	200.69	2074.73
MGYR	Magyar Bancorp, Inc.	13.70	6,480	88.8	14.90	10.66	13.70	-0.72	24.60	-6.16	1.32	1.34	17.23	17.23	155.63
PDLB	Ponce Financial Group, Inc.	11.16	23,966	267.5	13.97	7.89	11.16	-5.26	36.26	-14.15	0.46	0.45	11.71	11.71	126.84
TSBK	Timberland Bancorp, Inc.	29.03	7,955	230.9	33.98	24.26	29.03	0.66	15.89	-4.85	3.09	3.11	31.33	29.37	240.02
BLFY	Blue Foundry Bancorp	8.56	20,180	172.7	11.48	7.90	8.56	-3.49	0.00	-12.74	-0.55	-0.55	14.75	14.74	102.12
CFFN	Capitol Federal Financial, Inc.	5.03	130,031	653.1	7.20	4.76	5.03	-4.19	-5.63	-14.89	0.39	0.39	7.73	7.65	73.35
HONE	HarborOne Bancorp, Inc.	9.06	43,498	394.1	14.00	8.89	9.06	-5.13	-2.69	-23.42	0.66	0.67	13.15	11.78	132.26
KRNY	Kearny Financial Corp.	5.66	62,523	353.9	8.59	5.28	5.66	-1.74	2.35	-20.06	-1.13	0.10	11.53	9.75	123.66
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	9.59	43,116	413.5	14.39	6.98	9.59	-2.74	13.16	-17.47	0.72	0.66	16.43	15.47	131.42
PROV	Provident Financial Holdings, Inc.	14.00	6,691	93.7	16.70	12.01	14.00	0.36	3.32	-12.01	0.91	0.84	19.18	19.18	187.57
RVSB	Riverview Bancorp, Inc.	5.69	21,135	120.3	6.38	3.30	5.69	-0.52	29.17	-0.87	0.04	0.22	7.49	6.20	71.38
TFIN	Triumph Financial, Inc.	49.00	23,420	1,145.2	110.58	46.81	49.00	-4.91	-36.45	-46.08	0.54	0.93	36.16	25.13	254.01
TRST	TrustCo Bank Corp NY	27.56	19,020	524.2	38.89	25.83	27.56	-2.82	5.23	-17.26	2.57	2.51	35.56	35.53	328.01
WSBF	Waterstone Financial, Inc.	11.86	18,371	206.6	16.86	10.60	11.86	-6.69	6.65	-11.76	1.01	1.00	17.53	17.50	120.27
WNEB	Western New England Bancorp, Inc.	7.84	20,528	160.9	10.08	6.00	7.84	-2.85	17.54	-14.78	0.56	0.53	11.30	10.63	129.24
WSFS	WSFS Financial Corporation	45.90	58,558	2,687.8	62.75	41.33	45.90	-1.63	7.44	-13.61	4.41	4.64	44.15	27.39	355.45
AX	Axos Financial, Inc.	57.24	57,098	3,268.3	88.46	44.10	57.24	-1.02	14.32	-18.05	7.44	7.70	44.17	41.76	415.24
FLG	Flagstar Financial, Inc.	9.94	414,720	4,122.3	13.35	7.86	9.94	-4.79	10.44	6.54	-3.49	-2.78	18.47	17.29	241.51
PFS	Provident Financial Services, Inc.	14.69	130,501	1,917.1	22.24	13.07	14.69	-5.16	8.25	-22.15	1.05	1.69	19.93	13.66	184.30

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

EXHIBIT 2

PRO FORMA ANALYSIS SHEET

Avidia Bancorp, Inc.

Prices as of April 11, 2025

Valuation Pricing Multiples		Symbol	Subject at Midpoint		Thrift Peer Group		All Public Thrifts
					Mean	Median	Mean	Median
Price-earnings multiple	=	P/E	(58.84)	x	16.15x	13.73x	14.44x	13.11x
Price-core earnings multiple	=	P/CE	11.24	x	17.63x	14.76x	16.12x	14.03x
Price-book ratio	=	P/B	49.86%		76.35%	77.50%	77.98%	75.98%
Price-tangible book ratio	=	P/TB	51.86%		79.46%	79.49%	83.03%	8.80%
Price-assets ratio	=	P/A	5.44%		9.22%	8.80%	10.25%

Valuation Parameters				% of Offering	% of Offering + Foundation
Pre-Conversion Earnings (Y)	($3,648,000)	(12 Mths 3/25)	ESOP Stock as % of Offering (E)	8.4966%	8.0000%
Pre-Conversion Core Earnings	$12,671,000	(12 Mths 3/25)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$186,056,000	(3/25)	ESOP Amortization (T)	20.00	years
Intangibles	$11,936,000	(3/25)	SBP Stock as % of Offering (M)	4.2483%	4.0000%

Pre-Conv. Tang. Book Value (B)	$174,120,000	(3/25)	Stock Programs Vesting (N)	5.00	years
Pre-Conversion Assets (A)	$2,706,649,000	(3/25)	Fixed Expenses	$3,445,000
Reinv. Rate: (5 Yr Treas)@12/31	4.38%		Subscr/Dir Comm Exp (Mdpnt)	$5,675,000
Tax rate (TAX)	25.00%		Total Expenses (Midpoint)	$5,186,563
A-T Reinvestment Rate(R)	3.29%		Syndicate Expenses (Mdpnt)	$0	0.00%
Est. Conversion Expenses (1)(X)	3.37%		Syndicate Amount	$0
Insider Purchases ($)	$5,675,000		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$1,000,000		Options as % of Offering (O1)	10.6207%	10.00%
Found. Stk Contrib ($) (FS)	$9,000,000		Estimated Option Value (O2)	53.20%
Found. Stk Contrib (% of offering (FS)	6.2069%		Option Vesting Period (O3)	5.00	years
Foundation Tax Benefit (Z)	$2,500,000		% of Options taxable (O4)	25.00%
Foundation Amount (Mdpt.)	$9,000,000

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y)	V=	$154,000,000

	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1. V=	P/E * (Y)	V=	$154,000,000

	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * (B+Z)	V=	$154,000,000

	1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * (TB+Z)	V=	$154,000,000

	1 - P/TB * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z+PA)	V=	$154,000,000

	1 - P/A * PCT * (1-X-E-M-FC-FS)

Valuation Conclusion	Shares Sold to Public	Foundation Shares	Total Shares Issued	Price Per Share	Market Value of Stock Sold in Offering
Supermaximum	19,176,250	900,000	20,076,250	$10.00	$191,762,500
Maximum	16,675,000	900,000	17,575,000	10.00	166,750,000
Midpoint	14,500,000	900,000	15,400,000	10.00	145,000,000
Minimum	12,325,000	900,000	13,225,000	10.00	123,250,000

Valuation Conclusion	Shares Sold to Public	Foundation Shares	Total Shares Issued
Supermaximum	95.517%	4.483%	100.000%
Maximum	94.879%	5.121%	100.000%
Midpoint	94.156%	5.844%	100.000%
Minimum	93.195%	6.805%	100.000%

(1)	Estimated offering expenses at midpoint of the offering.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Avidia Bancorp, Inc.

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$123,250,000
	Market Value of Shares Issued to Foundation:	9,000,000

	Total Market Value of Company:	$132,250,000

2.	Offering Proceeds of Shares Sold In Offering	$123,250,000
	Less: Estimated Offering Expenses	4,914,688

	Net Conversion Proceeds	$118,335,313

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$118,335,313
	Less: Cash Contribution to Foundation	(1,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(10,580,000)
	Less: Non-Cash SBP Stock Purchases (2)	(5,290,000)

	Net Conversion Proceeds Reinvested	$101,465,313
	Estimated After-Tax Reinvestment Rate	3.29%

	Earnings from Reinvestment of Proceeds	$3,333,136
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(396,750)
	Less: Stock Programs Vesting (2)	(793,500)
	Less: Option Plan Vesting (3)	(1,319,194)

	Net Earnings Increase	$823,692

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
	12 Months ended March 31, 2025 (reported)		($3,648,000)	$823,692	($2,824,308)
	12 Months ended March 31, 2025 (core)		$12,671,000	$823,692	$13,494,692

5.	Pro Forma Net Worth	Before Conversion	Net Equity Proceeds	Tax Benefit of Foundation	After Conversion
	March 31, 2025	$186,056,000	$101,465,313	$2,500,000	$290,021,313
	March 31, 2025 (Tangible)	$174,120,000	$101,465,313	$2,500,000	$278,085,313

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	March 31, 2025	$2,706,649,000	$101,465,313	$2,500,000	$2,810,614,313

(1)	ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Avidia Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$145,000,000
	Market Value of Shares Issued to Foundation:	9,000,000

	Total Market Value of Company:	$154,000,000

2.	Offering Proceeds of Shares Sold In Offering	$145,000,000
	Less: Estimated Offering Expenses	5,186,563

	Net Conversion Proceeds	$139,813,438

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$139,813,438
	Less: Cash Contribution to Foundation	(1,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(12,320,000)
	Less: Non-Cash SBP Stock Purchases (2)	(6,160,000)

	Net Conversion Proceeds Reinvested	$120,333,438
	Estimated After-Tax Reinvestment Rate	3.29%

	Earnings from Reinvestment of Proceeds	$3,952,953
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(462,000)
	Less: Stock Programs Vesting (2)	(924,000)
	Less: Option Plan Vesting (3)	(1,536,150)

	Net Earnings Increase	$1,030,803

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
	12 Months ended March 31, 2025 (reported)		($3,648,000)	$1,030,803	($2,617,197)
	12 Months ended March 31, 2025 (core)		$12,671,000	$1,030,803	$13,701,803

5.	Pro Forma Net Worth	Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion
	March 31, 2025	$186,056,000	$120,333,438	$2,500,000	$308,889,438
	March 31, 2025 (Tangible)	$174,120,000	$120,333,438	$2,500,000	$296,953,438

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	March 31, 2025	$2,706,649,000	$120,333,438	$2,500,000	$2,829,482,438

(1)	ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Avidia Bancorp, Inc.

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$166,750,000
	Market Value of Shares Issued to Foundation:	9,000,000

	Total Market Value of Company:	$175,750,000

2.	Offering Proceeds of Shares Sold In Offering	$166,750,000
	Less: Estimated Offering Expenses	5,458,438

	Net Conversion Proceeds	$161,291,563

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$161,291,563
	Less: Cash Contribution to Foundation	(1,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(14,060,000)
	Less: Non-Cash SBP Stock Purchases (2)	(7,030,000)

	Net Conversion Proceeds Reinvested	$139,201,563
	Estimated After-Tax Reinvestment Rate	3.29%

	Earnings from Reinvestment of Proceeds	$4,572,771
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(527,250)
	Less: Stock Programs Vesting (2)	(1,054,500)
	Less: Option Plan Vesting (3)	(1,753,106)

	Net Earnings Increase	$1,237,915

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
	12 Months ended March 31, 2025 (reported)		($3,648,000)	$1,237,915	($2,410,085)
	12 Months ended March 31, 2025 (core)		$12,671,000	$1,237,915	$13,908,915

5.	Pro Forma Net Worth	Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion
	March 31, 2025	$186,056,000	$139,201,563	$2,500,000	$327,757,563
	March 31, 2025 (Tangible)	$174,120,000	$139,201,563	$2,500,000	$315,821,563

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	March 31, 2025	$2,706,649,000	$139,201,563	$2,500,000	$2,848,350,563

(1)	ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Avidia Bancorp, Inc.

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$191,762,500
	Market Value of Shares Issued to Foundation:	9,000,000

	Total Market Value of Company:	$200,762,500

2.	Offering Proceeds of Shares Sold In Offering	$191,762,500
	Less: Estimated Offering Expenses	5,771,094

	Net Conversion Proceeds	$185,991,406

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$185,991,406
	Less: Cash Contribution to Foundation	(1,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(16,060,994)
	Less: Non-Cash MRP Stock Purchases (2)	(8,030,492)

	Net Conversion Proceeds Reinvested	$160,899,920
	Estimated After-Tax Reinvestment Rate	3.29%

	Earnings from Reinvestment of Proceeds	$5,285,562
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(602,288)
	Less: Stock Programs Vesting (2)	(1,204,575)
	Less: Option Plan Vesting (3)	(2,002,606)

	Net Earnings Increase	$1,476,094

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
	12 Months ended March 31, 2025 (reported)		($3,648,000)	$1,476,094	($2,171,906)
	12 Months ended March 31, 2025 (core)		$12,671,000	$1,476,094	$14,147,094

5.	Pro Forma Net Worth	Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion
	March 31, 2025	$186,056,000	$160,899,920	$2,500,000	$349,455,920
	March 31, 2025 (Tangible)	$174,120,000	$160,899,920	$2,500,000	$337,519,920

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	March 31, 2025	$2,706,649,000	$160,899,920	$2,500,000	$2,870,048,920

(1)	ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.
(2)	Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.
(3)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (40)	(703) 647-6546	wpommerening@rpfinancial.com
James P. Hennessey, Director (38)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (36)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (40)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Blvd., Suite 2A McLean, VA 22101 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 E-Mail: mail@rpfinancial.com